Exhibit 99.2

VOLCANO CORPORATION AND CRUX BIOMEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 12, 2012, pursuant to the Agreement and Plan of Merger dated December 1, 2012, by and among Volcano Corporation, a Delaware corporation (“we”, “us”, “our”, the “Company” or “Volcano”), Volcalypso, Inc., a wholly-owned subsidiary of Volcano (“Merger Sub”), Crux Biomedical, Inc. (“Crux”), Shareholder Representative Services, LLC, as the Stockholders’ Representative, and DPD Newco, LLC (the “Merger Agreement”), Merger Sub merged with and into Crux (the “Merger”). Crux, a privately-held company based in Menlo Park, California, is engaged in the development of filter technology for the vascular, cardiovascular and interventional radiology markets. The primary reason for the Merger was to diversify our product offerings allowing us the opportunity to better position ourselves in the peripheral vascular market and to increase our IVUS product sales. We made up-front cash payments totaling $39.1 million in exchange for 100% of Crux’s capital stock, using cash on hand to make the up-front payments. We have agreed to make additional payments of an estimated $49.6 million upon reaching various specified regulatory and sales milestones. A payment of $3.0 million would be made upon the achievement of a regulatory milestone, which is currently expected to occur in 2013. Any additional payments would be made upon the achievement of specified sales milestones, payable at various individual earn-out events over a forty-eight month period, commencing on the first day of the month following the month in which the full commercial launch of the respective Crux product occurs. Any additional payments are expected to be offset a working capital adjustment of approximately $1.2 million, which is expected to be settled in 2014.

The unaudited pro forma condensed combined financial statements give effect to the Merger as if it had been completed as of January 1, 2011 for statement of operations purposes and September 30, 2012 for balance sheet purposes. The historical financial information has been adjusted to reflect pro forma events that are directly attributable to the Merger and can be reasonably estimated. The unaudited pro forma condensed combined statements of operations do not reflect the potential realization of cost savings or other costs relating to the integration of the two companies, nor do they include any other items not expected to have a continuing impact on the combined results of the companies. The fair values of assets acquired and liabilities assumed are based on preliminary estimates and are subject to change. The unaudited pro forma condensed combined financial statements are derived from, and should be read in conjunction with the:

•	Separate historical consolidated financial statements and accompanying notes of Volcano as of and for the year ended December 31, 2011 included in its Annual Report on Form 10-K;

•

Separate historical condensed consolidated financial statements and accompanying notes of Volcano as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 included in its Quarterly Report on Form 10-Q dated September 30, 2012;

•

Separate historical financial statements and accompanying notes of Crux as of and for the year ended December 31, 2011 and for the period from January 14, 2005 (inception) to December 31, 2011 and as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 included elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and were prepared for informational purposes in accordance with the regulations of the Securities and Exchange Commission and should not be considered indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the combined company.

VOLCANO CORPORATION AND CRUX BIOMEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(in thousands)

	As Reported
	Volcano Corporation	Crux Biomedical, Inc.	Pro forma Adjustments	Notes	Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$68,707	$2,578	$(39,100)	(a)	$31,043
			(1,142)	(b)
Short-term available-for-sale investments	173,079	—	—		173,079
Accounts receivable, net	71,134	—	—		71,134
Inventories	49,392	—	—		49,392
Prepaid expenses and other current assets	19,797	71	—		19,868

Total current assets	382,109	2,649	(40,242)		344,516
Restricted cash	693	—	—		693
Long-term available-for-sale investments	17,348	—	—		17,348
Property and equipment, net	103,006	77	(28)	(c)	103,055
Intangible asset, net	15,865	—	28,400	(d)	44,465
	—	—	200	(e)	—
Goodwill	2,487	—	35,418	(f)	37,905
Other non-current assets	17,463	—	12,986	(g)	30,449

Total assets	$538,971	$2,726	$36,734		$578,431

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$14,160	$115	$—		$14,275
Accrued compensation	18,655	160	—		18,815
Accrued expenses and other current liabilities	23,512	20	—		23,532
Deferred revenues	8,603	—	—		8,603
Other non-current liabilities	48	—	—		48
Contingent consideration	—	—	2,900	(h)	2,900

Total current liabilities	64,978	295	2,900		68,173
Convertible senior notes	99,238	—	—		99,238
Other long-term debt	38	—	—		38
Deferred revenues	3,719	—	—		3,719
Other non-current liabilities	1,801	—	10,307	(i)	12,108
Contingent consideration	—	—	27,100	(h)(j)	27,100

Total liabilities	169,774	295	40,307		210,376
Redeemable preferred stock	—	26,920	(26,920)	(k)	—
Stockholders’ equity (deficit):
Preferred stock	—	23	(23)	(k)	—
Common stock	54	1	(1)	(k)	54
Additional paid-in capital	454,269	583	(583)	(k)	454,269
Accumulated other comprehensive loss	(747)	—	—		(747)
Accumulated deficit	(84,379)	(25,096)	25,096	(k)	(85,521)
	—	—	(1,142)	(b)	—

Total stockholders’ equity (deficit)	369,197	(24,489)	23,347		368,055

Total liabilities and stockholders’ equity (deficit)	$538,971	$2,726	$36,734		$578,431

VOLCANO CORPORATION AND CRUX BIOMEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands)

	Volcano Corporation	Crux Biomedical, Inc.	Pro forma Adjustments	Notes	Pro forma Combined
Revenues	$279,389	$—	$—		$279,389
Cost of revenues, excluding amortization of intangibles	94,797	—	—		94,797

Gross profit	184,592	—	—		184,592
Operating expenses:
Selling, general and administrative	127,035	350	—		127,385
Research and development	40,560	3,361	—		43,921
Amortization of intangibles	2,470	—	50	(l)	2,520
Acquisition related items	—	—	3,188	(m)(n)	3,188

Total operating expenses	170,065	3,711	3,238		177,014

Operating income	14,527	(3,711)	(3,238)		7,578
Interest income	656	—	(88)	(o)	568
Interest expense	(4,993)	—	—		(4,993)
Exchange rate loss	(319)	—	—		(319)
Other expense, net	(31)	—	—		(31)

Income (loss) before income taxes	9,840	(3,711)	(3,326)		2,803
Income tax (benefit) expense	4,295	1	(2,826)	(p)	1,470

Net income (loss)	$5,545	$(3,712)	$(500)		$1,333

VOLCANO CORPORATION AND CRUX BIOMEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands)

	Volcano Corporation	Crux Biomedical, Inc.	Pro forma Adjustments	Notes	Pro forma Combined
Revenues	$343,546	$—	$—		$343,546
Cost of revenues, excluding amortization of intangibles	114,533	—	—		114,533

Gross profit	229,013	—	—		229,013
Operating expenses:
Selling, general and administrative	147,057	348	—		147,405
Research and development	53,098	4,348	—		57,446
Amortization of intangibles	3,447	—	67	(l)	3,514
Acquisition related items	—	—	3,888	(m)(n)	3,888

Total operating expenses	203,602	4,696	3,955		212,253

Operating income	25,411	(4,696)	(3,955)		16,760
Interest income	908	—	(117)	(o)	791
Interest expense	(7,107)	(110)	—		(7,217)
Exchange rate loss	(997)	—	—		(997)
Other expense, net	(112)	—	—		(112)

Income (loss) before income taxes	18,103	(4,806)	(4,072)		9,225
Income tax (benefit) expense	(19,990)	1	(1,821)	(p)	(21,810)

Net income (loss)	$38,093	$(4,807)	$(2,251)		$31,035

VOLCANO CORPORATION AND CRUX BIOMEDICAL, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Business

On December 12, 2012 (the “Merger Date”), pursuant to the Agreement and Plan of Merger dated December 1, 2012, by and among Volcano Corporation, a Delaware corporation (“we”, “us”, “our”, the “Company” or “Volcano”), Volcalypso, Inc., a wholly-owned subsidiary of Volcano (“Merger Sub”), Crux Biomedical, Inc. (“Crux”), Shareholder Representative Services, LLC, as the Stockholders’ Representative, and DPD Newco, LLC (the “Merger Agreement”), Merger Sub merged with and into Crux (the “Merger”). Crux, a privately-held company based in Menlo Park, California, is engaged in the development of filter technology for the vascular, cardiovascular and interventional radiology markets. The primary reason for the Merger was to diversify our product offerings allowing us the opportunity to better position ourselves in the peripheral vascular market and to increase our IVUS product sales.

We made up-front cash payments totaling $39.1 million in exchange for 100% of Crux’s capital stock, using cash on hand to make the up-front payments. We have agreed to make additional payments estimated at $49.6 million upon reaching various specified regulatory and sales milestones. A payment of $3.0 million would be made upon the achievement of a regulatory milestone, which is currently expected to occur in 2013. Any additional payments would be made upon the achievement of specified sales milestones, payable at various earn-out events over a forty-eight month period, commencing on the first day of the month following the month in which the full commercial launch of the respective Crux product occurs. Any additional payments are expected to be offset a working capital adjustment of approximately $1.2 million, which is expected to be settled in 2014.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of Volcano and Crux as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 and for the year ended December 31, 2011. The unaudited pro forma condensed combined financial statements give effect to the Merger as if it had been completed as of January 1, 2011 for statement of operations purposes and September 30, 2012 for balance sheet purposes.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the Merger been completed as of the dates indicated above or the results that may be attained in the future. The unaudited pro forma condensed combined financial information does not reflect any cost savings or other costs relating to the integration of the two companies, the costs that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Volcano and Crux or the costs necessary to achieve cost savings, operating synergies or revenue enhancements.

Under the acquisition method of accounting, the total fair value of consideration transferred of $69.1 million is assigned to the fair value of the assets acquired and the liabilities assumed is based on preliminary estimates and is subject to change. Accordingly, the pro forma adjustments included in this Form 8-K/A are preliminary, have been made solely for the purpose of providing unaudited pro forma financial information and may be revised as additional information becomes available or as additional analyses are performed.

3. Accounting Policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies between Volcano and Crux.

4. Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration to Net Assets Acquired

The following table summarizes the preliminary reconciliation of up-front payments in accordance with the Merger Agreement to the total estimated purchase price (in thousands):

December 12, 2012
Base payment per Merger Agreement	$36,000
Transaction expenses incurred by Crux, reimbursed by Volcano	3,100

Up-front payments in accordance with Merger Agreement	39,100
Estimated fair value of contingent consideration	30,000

Total estimated purchase price	$69,100

A potential post-closing cash milestone payment of $3.0 million will be paid upon FDA clearance of a 510(k) application submitted by Volcano on or before June 30, 2013 for a retrieval device currently being developed by Crux. The fair value of this contingent consideration was estimated to be $2.9 million as of the Merger Date and is recorded as a current liability. We have also agreed to make additional payments for up to four years based on the commercial sales of Crux products. The fair value of this contingent consideration was estimated to be $28.0 million as of the Merger Date and is recorded as a noncurrent liability. Subsequent to the Merger Date, changes in fair values will reflect new information about the probability and timing of meeting the conditions of the milestone payments. In the absence of new information, changes in fair value will only reflect the interest component of contingent consideration related to the passage of time as development work progresses towards the achievement of the milestones. The contingent consideration will be adjusted over time to its current fair value and those changes in value will be recorded in operating expense. Any additional payments are expected to be offset a working capital adjustment of approximately $1.2 million, which is expected to be settled in 2014.

The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the identifiable assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill.

For purposes of these unaudited pro forma condensed combined financial statements, the above estimated consideration transferred will be assigned to the fair value of acquired assets and liabilities and is based on preliminary estimates and is subject to change.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as if the transaction occurred on September 30, 2012 (in thousands):

Current assets:
Cash and cash equivalents	$2,578
Other current assets	71
Property and equipment	49
In-process research and development	28,400
Covenant-not-to-compete	200
Deferred tax asset	12,986

Total assets acquired	44,284
Current liabilities:
Accounts payable	115
Accrued compensation	160
Accrued expenses	20
Deferred tax liability	10,307

Total liabilities assumed	10,602
Goodwill	35,418

Net assets acquired	$69,100

The in-process research and development (“IPR&D”) asset that we recorded in the amount of $28.4 million represents an estimate of the fair value of the IPR&D technology related to Crux’s filter technology and retrieval device programs. The estimated fair value was determined using the multi-period excess earnings method, a variation of the income approach. The multi-period excess earnings method estimates the value of an intangible asset equal to the present value of the incremental after-tax cash flows attributable to that intangible asset. The fair value using the multi-period excess earnings method was dependent on an estimated weighted average cost of capital for Crux of 14%, which represents a rate of return that a market participant would expect for these assets.

Pursuant to Financial Accounting Standards Board Accounting, Accounting Standards Codification 805 Business Combinations, intangible assets related to IPR&D projects are considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. Accordingly, amortization of the IPR&D will not occur until it reaches market feasibility. During the period the assets are considered indefinite-lived, they will be tested for impairment on an annual basis, as well as between annual tests if we become aware of any events occurring or changes in circumstances that would indicate that the fair value of the IPR&D projects is less than their respective carrying amounts. If and when development is complete, which generally occurs when regulatory approval to market a product is obtained, the associated assets would be deemed definite-lived and would then be amortized based on their estimated useful lives at that point in time. Costs incurred in connection with this project subsequent to the date of acquisition will be expensed as incurred. If the related project is terminated or abandoned, we may have an impairment related to the IPR&D, calculated as the excess of the asset’s carrying value over its fair value.

As part of the Merger, Volcano received covenants-not–to compete from former Crux employees. The initial fair value of the asset was determined to be $200,000 using the income approach. The asset will be amortized over its term of three years.

The deferred tax asset of $13.0 million is primarily related to the federal net operating loss (“NOL”) carryforwards of Crux. The deferred tax liability of $10.3 million relates to the temporary difference associated with acquired intangible assets. The deferred tax assets and liability amounts are preliminary. The estimated purchase price allocation has not been finalized and is expected to be after the financial statements are issued.

Any subsequent changes to deferred tax assets or liabilities established during purchase accounting within the measurement period of the acquisition (not to exceed twelve months) will be recorded as an adjustment to goodwill, provided that such change relates to new information about the facts and circumstances that existed on the acquisition date.

The excess of purchase price over the fair value amounts of the assets acquired and liabilities assumed represents the goodwill amount resulting from the Merger. We do not expect any portion of this goodwill to be deductible for tax purposes. The goodwill attributable to the Merger has been recorded as a noncurrent asset and is not amortized, but is subject to an annual review for impairment. We expect to benefit from the acquisition by expanding our product offerings to physicians, thereby contributing to an expanded revenue base. Further, we expect to realize synergies by offering the products developed from the acquisition utilizing our existing sales force.

5. Pro Forma Adjustments

The pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements represent estimated values and amounts based on available information and do not reflect cost savings had the Merger been completed as of the dates indicated above. The unaudited pro forma condensed combined balance sheet reflects the Merger using the acquisition method of accounting as of September 30, 2012, and the unaudited pro forma condensed combined statements of operations reflect the Merger using the acquisition method as of the beginning of each period presented.

Pro forma adjustments to the balance sheet as of September 30, 2012:

(a)	To record the use of cash and cash equivalents to fund the purchase price.

(b)	To reflect an estimate of acquisition-related transaction costs (including advisory, legal and valuation fees) incurred after September 30, 2012 in the amount of $1.1 million. These amounts are expensed as incurred. Because the acquisition-related costs are non-recurring charges directly related to the Merger, these costs are not reflected in the unaudited pro forma condensed combined statements of operations.

(c)	To adjust property and equipment to its fair value of $49,000.

(d)	To record the acquired IPR&D intangible assets at their fair value of $28.4 million.

(e)	To record the covenants-not-to-compete at their fair value of $200,000.

(f)	To record estimated goodwill representing the excess of the estimated purchase price over the identified net assets acquired.

(g)	To reflect deferred tax assets of $13.0 million, which relates primarily to NOL carryforwards of Crux that we believe will be utilized based on currently available information. This amount is subject to change as additional information becomes available related to the tax basis of assets acquired and assumed liabilities.

(h)	To record the contingent consideration at its fair value of $30.9 million.

(i)	To reflect deferred tax liabilities in the amount of $10.3 million associated with the recognition of the fair value of the intangible assets resulting from the Merger. This amount is subject to change as additional information becomes available related to the fair value and tax basis of the acquired assets and liabilities assumed.

(j)	To record a receivable for the working capital adjustment at its fair value of $900,000.

(k)	To reflect the elimination of Crux’s historical preferred stock and historical equity as part of the Merger.

Pro forma adjustments to the statements of operations for the nine months ended September 30, 2012 and year ended December 31, 2011:

(l)	To record the amortization of the covenants-not-to-compete.

(m)	To record the accretion related to the working capital adjustment in the amount of $104,000 and $125,000 in the nine months ended September 30, 2012 and year ended December 31, 2011, respectively.

(n)	To record the accretion of the contingent consideration in the amount of $3.3 million and $4.0 million in the nine months ended September 30, 2012 and year ended December 31, 2011, respectively.

(o)	To reflect reduced interest income from cash and cash equivalents used to finance the Merger.

(p)	To reflect the estimated tax impact of the purchase accounting adjustments. The pro forma effect for both periods presented includes the recognition of the tax benefit of Crux losses which previously had not been recognized. For the December 31, 2011 period, the effective rate used is the statutory rate, plus permanent differences due to the nontaxable treatment of the transaction. For the September 30, 2012 period, the rate used is Volcano’s expected annual tax rate, plus permanent differences due to the nontaxable treatment of the transaction.

Forward-looking Statements

These unaudited pro forma condensed combined financial statements contain forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management, and may include, but are not limited to, statements regarding the plans for acquired companies and programs, timing regarding development and regulatory approvals for FDA clearance of a 510(k) application for a retrieval device and other product candidates, the medical and commercial potential of the filter, retrieval device and other product candidates, costs, expenses and capital requirements, cash outflows, cash from operations, the safety and efficacy of the filter, retrieval device and other product candidates, estimates of the potential markets and estimated commercialization dates for the filter, retrieval device and other product candidates around the world, sales and marketing plans, commencement dates for new clinical trials, clinical trial results, evaluation of our clinical trial results by regulatory agencies, prospects for regulatory approval, need for additional research and testing, the uncertainties involved in the drug development process and manufacturing, our future research and development activities, Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed later in this report under the section entitled “Risk Factors”. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise. However, readers should carefully review the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (SEC) and other reports or documents we file from time to time with the SEC.